Exhibit 99.1

COLONY FINANCIAL ANNOUNCES

SECOND QUARTER 2012 FINANCIAL RESULTS

Los Angeles, CA, August 2, 2012/Business Wire/ – Colony Financial, Inc. (NYSE: CLNY) (the “Company”) today announced financial results for the second quarter ended June 30, 2012.

Second Quarter 2012 Highlights

•

Increased Core Earnings, a non-GAAP financial measure, to $13.8 million, or $0.42 per basic and diluted share, from $8.1 million, or $0.25 per basic and diluted share, in the second quarter of 2011. Net income attributable to common stockholders increased to $12.0 million, or $0.36 per basic and diluted share, from $8.0 million, or $0.25 per basic and diluted share, in the second quarter of 2011

•

During the quarter, the Company invested approximately $152 million, comprised of an additional $70 million in single family homes for rent, $68 million in four loan acquisitions at a weighted average price of 65% of par and $14 million in two new originations with a weighted average current yield of 13%

•

During the quarter, the Company generated $66 million of gross proceeds from the resolution (excluding small balance loan portfolios), sale and financing of loan interests from seven investments. Four investments, representing $26 million of full or partial realizations, resulted in a weighted average internal rate of return of 21%(1) and equity multiple of 1.6 times(2); of the other three investments which represent $40 million of senior/A-note financings and sales, two investments now in the form of a B-note and a mezzanine loan will generate a weighted average 16% current yield based on the retained interests and the third investment, a loan portfolio that is partially financed, is expected to generate an internal rate of return of 18%(3)

•	Declared and paid a second quarter dividend of $0.35 per share of common stock, up from $0.34 per share in the first quarter

•

Subsequent to quarter end, the Company raised net proceeds of approximately $106 million through a re-opening of our Series A preferred stock priced at a premium to par from the original March 2012 issue. The Company also deployed $75 million additional equity into single family homes (for a current investment total of $150 million) and $45 million into a new origination with a 15% yield, and sold approximately $5.5 million of the Company’s position in First Republic Bank at approximately 2.1 times our original acquisition basis

Second Quarter Operating Results

For the second quarter of 2012, equity in income of unconsolidated joint ventures and interest income and other income from affiliates contributed $16.0 million and $9.6 million, respectively, to total income of $25.6 million. Total expenses for the quarter were $8.3 million including administrative expenses of $1.5 million. During the second quarter of 2012, the Company reported net income attributable to common stockholders of $12.0 million, or $0.36 per basic and diluted share. Colony Financial’s Core Earnings were $13.8 million, or $0.42 per basic and diluted share, for the second quarter of 2012.

“Colony Financial had an extremely active quarter in all our three main lines of business: (1) discounted loan acquisitions; (2) new originations; and (3) single family homes for rent – the most recent and third leg to our overall investment strategy,” said Richard Saltzman, Colony Financial’s President and Chief Executive Officer. “Since the end of the first quarter, we have invested $272 million of equity in seven new investments, including an additional $145 million in single family homes for rent. Overall, the market environment remains very favorable for the Colony Financial platform and through the successful sale of additional shares of our Series A Preferred Stock in early July, we’ve expanded our equity capitalization by over 40% in 2012, or $246 million, through non-dilutive equity issuances which are expected to be accretive to earnings. In fact, we have now successfully more than tripled the size of the company since our IPO in September 2009.”

Second Quarter Activity

•

The Company increased its investment to $75 million in a joint venture with an investment fund managed by an affiliate of the Company’s Manager (“Co-Investment Fund”) to acquire single-family homes for rent. Subsequent to quarter end, the Company increased its investment in this strategy to $150 million in the aggregate. Through August 2, 2012, the joint venture had acquired approximately 1,477 homes and had approximately 1,220 homes in escrow across California, Arizona, Texas, Nevada, Colorado and Georgia.

•

The Company, in a joint venture with two unaffiliated investors, acquired, at a discount, a $181 million participation interest in an approximate $250 million recourse first mortgage loan, which shares the same corporate guarantor as a $46 million loan the Company originated in September 2011. At acquisition, the newly acquired loan was collateralized by 269 luxury residential properties located at 26 resorts in the United States and various international destinations. The properties comprise the majority of the assets belonging to and operated by a leading luxury destination club operator. This senior mortgage bears interest at 8.57% plus a 50 basis points collateral management fee. The $181 million participation interest was acquired for approximately $159 million, or 88% of par, and financed by the seller with an approximately $103 million non-recourse, co-terminus loan at a fixed rate of 5.0%. Concurrent with the loan acquisition, the loan was amended and the borrower funded a cash reserve that will be used to make the interest payments under the seller financing. The Company’s share of the net equity investment of $56 million is $34 million, or 60%, with the remaining 40% owned by the two unaffiliated investors. As part of the transaction, the Company also assigned $18 million, or 40%, of the existing $46 million loan originated in September 2011 to the same unaffiliated investors in the transaction to maintain consistent ownership across both interests. The estimated loan-to-value of the combined loan interests is approximately 56% and the Company’s combined investment of $62 million, which is an incremental $16 million to its pre-existing investment, is expected to generate a weighted average current cash yield of approximately 20% following the transaction.

•

The Company invested in a joint venture with a Co-Investment Fund and an unaffiliated investor that acquired two non-performing loans secured by two master planned communities in California for approximately $57 million, or 16% of the unpaid principal balance. The joint venture now owns the properties after entering into a deed-in-lieu with the borrower immediately following the acquisition. The Company’s share is 24%.

•

The Company invested in a joint venture with a Co-Investment Fund that acquired a portfolio of loans from a U.S. commercial bank. The portfolio included 26 performing and non-performing loans with an aggregate unpaid principal balance of approximately $38.7 million, consisting of substantially all first mortgage loans geographically concentrated in the Midwest. The purchase price for the portfolio was approximately $18 million, or 47% of the portfolio’s UPB. The Company’s share of this investment is 50%.

•

The Company invested in a joint venture with a Co-Investment Fund that originated a $17.5 million loan on a portfolio of five select-service hotels in Massachusetts and New Hampshire. The Company and the Co-Investment Fund will fund an additional $10 million in the form of a mezzanine loan if the borrower adds certain hotels to the collateral package over the next 18 months. The loan bears an interest rate of 13.5% with a 1.0% origination fee and matures in July 2017. The Company’s share of this investment is 50%.

•

The Company invested in a joint venture with a Co-Investment Fund that acquired a performing $20 million senior mortgage loan secured by a multifamily asset in Florida. The loan was acquired for $17 million, or 85% of the unpaid principal balance. The loan bears a 5.5% fixed interest rate and matures in March 2016. It is expected this loan will soon be financed with matched term, non-recourse financing. The Company’s share of this investment is 49%.

•

The Company invested in a joint venture with a Co-Investment Fund that invested, at par, in a $10 million B-note cut from a $56 million term loan recently originated in October 2011. The loan is secured by nine assisted living properties and features full recourse to the sponsor. The B-note bears interest at LIBOR plus 12% with final maturity in October 2014. The Company’s share of this investment is 50%.

•

The Company amended and restated two notes receivable, each with an original principal amount of $19.6 million, into a $26 million A-note and a $14 million B-note. The A-note was sold to an unrelated third party for $25.7 million, or 99% of par. The remaining B-note bears interest at approximately 20.9%, of which approximately 6% will be paid-in-kind.

•	The Company, together with Co-Investment Funds, borrowed $35 million of non-recourse loan proceeds secured by a subset of loans in the Bulls Loan Portfolio at a rate of LIBOR plus 400 basis points.

•

The Company sold its 50% share of a $20 million senior first mortgage loan secured by all assets of a destination spa resort located in Arizona to an unrelated third party at par. The Company retained its 50% share of a $15 million mezzanine loan, which bears interest at approximately 15%.

•

Four loans in the Company’s U.S. Life Insurance Portfolio totaling approximately $35 million of unpaid principal balance were prepaid at par. These four loans were originally acquired in December 2009 for a weighted average 80% of the unpaid principal balance based on the allocated purchase price. The payoffs resulted in an internal rate of return of 17%(1) and an equity multiple of 1.4 times(2) on these loans. The Company’s interest in this portfolio is 37.9%.

•

A joint venture between the Company and a Co-Investment Fund, sold a $25 million pari-passu participation interest in the $235 million William Lyon Homes senior secured term loan to an unrelated third party at par (10.25% yield). The Company’s share of this investment is 24%.

•

The Midwest Multifamily Retail Loan fully repaid approximately $13 million at maturity including an exit fee. The loan was originated in May 2010 by the Company and a Co-Investment Fund as a $9.8 million loan. The payoff resulted in an internal rate of return of 23%(1) and an equity multiple of 1.5 times(2) on this investment. The Company’s share of the loan was 33.3%.

•

The Company and a Co-Investment Fund sold residential development projects to William Lyon Homes, Inc. (WLH) for an aggregate purchase price of $21.5 million. WLH paid $11 million in cash and issued 10,000,000 shares of Class A common stock of WLH to the Company and a Co-

Investment Fund. These development projects were originally purchased from WLH for $13.6 million in December 2009. Together with lease payments during the hold period, this cash realization and receipt of stock resulted in an internal rate of return of 29%(1) and an equity multiple of 1.8 times(2). The Company’s share of this investment is 24%.

Activities Subsequent to Second Quarter 2012

•

Through August 3, 2012, the Company will have invested $150 million in the aggregate into single-family residential investments (inclusive of the $75 million invested through the quarter ended June 30, 2012). Thus far, the joint venture has acquired approximately 1,477 homes and is in escrow to acquire an additional 1,220 homes. On July 31, 2012, the Company committed to transfer its interest in the single-family home investment platform to a newly formed investment vehicle, CSFR Operating Partnership, L.P. (“CSFR”), managed by an affiliate of the Company’s manager. CSFR has been formed to evolve the Company’s investment in single-family homes within an entity that is exclusively focused on the single-family home rental business and has the means to achieve much greater scale and diversity. As part of a larger portfolio of homes, the Company should benefit from economies of scale in terms of acquisition opportunities, renovation work and certain property management costs; potentially better access to the private and public capital markets which will provide more options to grow the business; as well as more options for potential exit strategies.

•

In July, ColFin FRB Investor, LLC (“FRB Investor”), a joint venture between the Company and investment funds managed by affiliates of the Company’s manager, sold 3.0 million shares of First Republic Bank’s common stock at 2.1 times our original cost basis. Following this sale, FRB Investor owns approximately 10.4 million shares (approximately 8% ownership interest) in First Republic Bank, and the Company indirectly owns approximately 616,000 shares in First Republic Bank through its interest in FRB Investor. This most recent sale represented a cumulative sale of approximately 62% of our original share holdings and returned approximately 118% of the Company’s original cost basis.

•

In July 2012, the Company, a Co-Investment Fund and an unaffiliated investor, funded a $125 million preferred equity investment in a 1.4 million square feet Class-A office building located in Queens, New York. The investment earns a preferred return of 15.0%, of which 5.5% may be paid-in-kind, with a 1.0% origination fee and 1.0% exit fee. The Company’s investment basis represents a value well below replacement cost of the underlying collateral. The term of the investment is approximately three years. The Company’s share of the investment was 36%, or $45 million.

Credit Facility

As of August 3, 2012, the Company will have borrowings of approximately $38 million under its credit facility.

Preferred Stock Offering

In July 2012, the Company completed an underwritten public offering of 4,280,000 shares of its Series A Preferred Stock, including a partial exercise of the overallotment option by the underwriters. The net offering proceeds, after deducting underwriting discounts and commissions and offering costs payable by the Company, were approximately $106 million. The July preferred stock sale was priced at $25.685, inclusive of a $0.08 accrued dividend, (versus a par sale at the $25.00 liquidation value in March 2012) which equated to a strip yield of 8.30% (versus a 8.50% yield in March 2012). The Company used a portion of the net proceeds to repay amounts outstanding under its line of credit and the remainder to fund acquisitions of target assets. The offering is a reopening of the Company’s original issuance of Series A Preferred Stock, which closed on March 20, 2012.

Book Value

The Company’s GAAP book value per common share was $18.16 on June 30, 2012, compared to GAAP book value of $18.15 per common share on March 31, 2012. As of June 30, 2012, the Company had 33,115,665 shares of common stock outstanding.

Fair Value

If the Company accounted for all of its financial assets and liabilities at fair value, the net fair value of the Company’s financial assets and liabilities at June 30, 2012 would have been $46.2 million in excess of the net carrying value of the Company’s financial assets and liabilities as of the same date.

Dividends

The Company’s Board of Directors declared a quarterly dividend of $0.35 per common share for the second quarter of 2012. The dividend was paid on July 16, 2012, to stockholders of record on June 29, 2012.

In addition, the Company’s Board of Directors declared a cash dividend of $0.6847 per share on the Company’s 8.50% Series A Cumulative Perpetual Preferred Stock with liquidation preference of $25 per share for the period from March 20, 2012 to July 15, 2012. The dividend was paid on July 16, 2012, to stockholders of record on June 29, 2012.

Core Earnings

Core Earnings, a non-GAAP financial measure, is used to compute incentive fees payable to the Company’s manager and the Company believes it is a useful measure for investors to better understand the Company’s recurring earnings from its core business. For these purposes, “Core Earnings” mean the net income (loss), computed in accordance with GAAP, excluding (i) non-cash equity compensation expense, (ii) the expenses incurred in connection with the formation of the Company and the Initial Public Offering, including the initial and additional underwriting discounts and commissions, (iii) the incentive fee, (iv) real estate depreciation and amortization, (v) any unrealized gains or losses from mark to market valuation changes (other than permanent impairment) that are included in net income, (vi) one-time events pursuant to changes in GAAP and (vii) non-cash items which in the judgment of management should not be included in Core Earnings. For clauses (vi) and (vii), such exclusions shall only be applied after discussions between the Manager and the Independent Directors and approval by a majority of the Independent Directors.

(1)	The internal rate of return represents the effective compounded rate of return earned over the life of the investment based on the actual net cash flows (after any debt service) of each respective underlying investment after accounting for all investment-level transaction costs and expenses. The internal rate of return for WLH residential land investment assumes that the portion received in stock was realized as cash on the date of sale. The Company currently holds its share of the WLH stock position.
(2)	The equity multiple represents (1) the actual aggregate net cash flows (after any debt service) of each respective underlying investment after accounting for all investment-level transaction costs and expenses divided by (2) the cost basis of such investment, net of any acquisition financings. The equity multiple for WLH residential land investment assumes that the portion received in stock was realized as cash on the date of sale. The Company currently holds its share of the WLH stock position.
(3)	The expected internal rate of return represents the effective compounded rate of return expected to be earned over the life of the investment taking into account the terms of the existing financing and the expected cash flows of the investment based on management’s assumptions, which the Company believes are reasonable. There can be no assurance that the ultimate realized internal rate of return will equal the expected internal rate of return. See “Risk Factors” in the reports filed by the Company with the Securities and Exchange Commission for a discussion of some of the risks related to our investments that could adversely impact the expected levered internal rate of return.

Conference Call

Colony Financial will conduct a conference call to discuss the second quarter results on Friday, August 3, 2012, at 6:00 a.m. PT / 9:00 a.m. ET. To participate in the event by telephone, please dial (877) 941-2068 ten minutes prior to the start time (to allow time for registration) and use conference ID 4549989. International callers should dial (480) 629-9712 and enter the same conference ID number. For those unable to participate during the live broadcast, a replay will be available beginning August 3, 2012, at 9:00 a.m. PT / 12:00 p.m. ET, through August 17, 2012, at 8:59 p.m. PT / 11:59 p.m. ET. To access the replay, dial (877) 870-5176 (U.S.), and use passcode 4549989. International callers should dial (858) 384-5517 and enter the same conference ID number. The call will also be broadcast live over the Internet and can be accessed on the Investor Relations section of the Company’s Web site at www.colonyfinancial.com. To listen to the live webcast, please visit the site at least 15 minutes prior to the start of the call in order to register, download and install any necessary audio software. A replay of the call will also be available for 90 days on the Company’s Web site.

About Colony Financial, Inc.

Colony Financial, Inc. is a real estate investment and finance company that is focused on acquiring, originating and managing a diversified portfolio of opportunistic real estate-related debt and equity investments at attractive risk-adjusted returns. Our investment portfolio and target assets are primarily composed of interests in: (i) secondary loans acquired at a discount to par; (ii) new loan originations; and (iii) equity in single family homes to be held for investment and rented to tenants. Secondary debt purchases may include performing, sub-performing or non-performing loans (including loan-to-own strategies). Colony Financial has elected to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes. Colony Financial is a component of the Russell 2000® and the Russell 3000® indices. For more information, visit www.colonyfinancial.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company’s control, that may cause actual results to differ significantly from those expressed in any forward-looking statement. Statements regarding the following subjects, among others, may be forward-looking: business and investment strategy; investment portfolio; projected operating results; ability to obtain financing arrangements; financing and advance rates for the Company’s target assets; general volatility of the markets in which the Company invests; expected investments; expected co-investment allocations and related requirements; interest rate mismatches between the Company’s target assets and its borrowings used to fund such investments; changes in interest rates and the market value of the Company’s target assets; changes in prepayment rates on the Company’s target assets; effects of hedging instruments on the Company’s target assets; rates of default or decreased recovery rates on the Company’s target assets; the degree to which the Company’s hedging strategies may or may not protect the Company from interest and foreign exchange rate volatility; impact of changes in governmental regulations, tax law and rates, and similar matters; the Company’s ability to maintain its qualification as a REIT for U.S. federal income tax purposes; the Company’s ability to maintain its exemption from registration under the 1940 Act; availability of investment opportunities in mortgage-related and real estate-related investments and other securities; availability of qualified personnel; the Company's understanding of its competition; and market trends in the Company's industry, interest rates, real estate values, the debt securities markets or the general economy.

All forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission on March 9, 2012 and other risks described in documents subsequently filed by the Company from time to time with the SEC.

Investor Contact:

Colony Financial, Inc.

Darren Tangen

Chief Operating Officer and Chief Financial Officer

(310) 552-7230

Addo Communications, Inc.

Lasse Glassen

(310) 829-5400

lasseg@addocommunications.com

Media Contact:

Owen Blicksilver P.R., Inc.

Caroline Luz

(203) 656-2829

caroline@blicksilverpr.com

(FINANCIAL TABLES FOLLOW)

COLONY FINANCIAL, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	June 30, 2012 (Unaudited)	December 31, 2011
ASSETS
Cash	$8,164	$3,872
Investments in unconsolidated joint ventures	582,721	443,500
Loans held for investment, net	319,312	232,619
Beneficial interests in debt securities, available-for-sale, at fair value	32,339	32,427
Other assets	28,504	15,101

Total assets	$971,040	$727,519

LIABILITIES AND EQUITY
Liabilities:
Line of credit	$33,000	$69,000
Secured financing	117,283	13,845
Accrued and other liabilities	13,111	16,304
Due to affiliates	4,564	3,788
Dividends payable	15,562	11,092

Total liabilities	183,520	114,029

Commitments and contingencies
Equity:
Stockholders’ equity:
Preferred stock, $0.01 par value, 8.5% Series A Cumulative Redeemable Perpetual liquidation preference of $25 per share, 50,000,000 shares authorized, 5,800,000 and no shares issued and outstanding, respectively	58	—
Common stock, $0.01 par value, 450,000,000 shares authorized, 33,115,665 and 32,624,889 shares issued and outstanding, respectively	331	326
Additional paid-in capital	742,229	599,470
Retained earnings	6,260	5,510
Accumulated other comprehensive loss	(2,378)	(2,330)

Total stockholders’ equity	746,500	602,976
Noncontrolling interests	41,020	10,514

Total equity	787,520	613,490

Total liabilities and equity	$971,040	$727,519

COLONY FINANCIAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Income
Equity in income of unconsolidated joint ventures	$15,994	$9,416	$31,435	$17,900
Interest income	9,051	3,508	14,877	5,673
Other income from affiliates	569	346	1,119	907

Total income	25,614	13,270	47,431	24,480

Expenses
Management fees (including $608, $0, $2,364 and $0 of share-based compensation, respectively)	3,944	2,228	8,464	3,524
Investment expenses	1,091	323	1,771	1,010
Interest expense	1,829	486	3,323	996
Administrative expenses	1,478	1,533	3,232	3,048

Total expenses	8,342	4,570	16,790	8,578

Net unrealized loss on derivatives	(160)	(46)	(340)	(46)
Foreign exchange loss, net of foreign currency hedges	(116)	(90)	(164)	(144)

Income before income taxes	16,996	8,564	30,137	15,712
Income tax provision (benefit)	441	226	805	(2)

Net income	16,555	8,338	29,332	15,714
Net income attributable to noncontrolling interests	1,454	301	1,763	314

Net income attributable to Colony Financial, Inc.	15,101	8,037	27,569	15,400
Preferred dividends	3,082	—	3,458	—

Net income attributable to common stockholders	$12,019	$8,037	$24,111	$15,400

Net income per common share:
Basic	$0.36	$0.25	$0.73	$0.62

Diluted	$0.36	$0.25	$0.73	$0.62

Weighted average number of common shares outstanding:
Basic	32,745,500	31,911,500	32,696,100	24,684,900

Diluted	32,806,900	32,199,000	32,731,400	24,972,400

Dividends declared per common share	$0.35	$0.32	$0.69	$0.64

COLONY FINANCIAL, INC.

CORE EARNINGS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,
	2012	2011
GAAP net income attributable to common stockholders	$12,019	$8,037
Adjustments to GAAP net income to reconcile to Core Earnings:
Noncash equity compensation expense	693	29
Incentive fee	523	—
Depreciation expense	654
Net unrealized (gain) loss on derivatives	(100)	46

Core Earnings	$13,789	$8,112

Basic	$0.42	$0.25

Diluted	$0.42	$0.25

Basic weighted average number of common shares outstanding	32,745,500	31,911,500

Diluted weighted average number of common shares outstanding	32,806,900	32,199,000

	Six Months Ended June 30,
	2012	2011
GAAP net income attributable to common stockholders	$24,111	$15,400
Adjustments to GAAP net income to reconcile to Core Earnings:
Noncash equity compensation expense	2,609	59
Incentive fee	936	—
Depreciation expense	1,504
Net unrealized loss on derivatives	80	46

Core Earnings	$29,240	$15,505

Basic	$0.88	$0.63

Diluted	$0.88	$0.62

Basic weighted average number of common shares outstanding	32,696,100	24,684,900

Diluted weighted average number of common shares outstanding	32,731,400	24,972,400